Exhibit 99.2

Liquidia Technologies Announces Pricing of Offering of Common Stock

RESEARCH TRIANGLE PARK, NC — March 21, 2019 — Liquidia Technologies, Inc. (Nasdaq:LQDA) (“Liquidia”), a late-stage clinical biopharmaceutical company focused on the development and commercialization of human therapeutics using its proprietary PRINT® technology to transform the lives of patients, today announced the pricing of an underwritten public offering of 3,000,000 shares of its common stock at a public offering price of $11.50, for total gross proceeds of $34.5 million, before deducting underwriting discounts and commissions and expenses payable by Liquidia. All of the shares in the offering will be sold by Liquidia. In addition, Liquidia has granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of common stock at the public offering price, less the underwriting discount and commissions. The offering is expected to close on March 25, 2019, subject to customary closing conditions.

Jefferies and Cowen are acting as joint book-running managers for the offering. Needham & Company and Wedbush PacGrow are acting as co-managers.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission on March 20, 2019. The offering will be made only by means of a prospectus. When available, copies of the final prospectus relating to the offering may be obtained from Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388 or by email at Prospectus_Department@Jefferies.com; or from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, by telephone at (631) 274-2806 or by fax at (631) 254-7140.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact Information
Investors:
Jenny Kobin
IR Advisory Solutions
919.328.4389
IR@liquidia.com

Media:
Christy Curran
Sam Brown Inc.
615.414.8668
media@liquidia.com